EXHIBIT 10(k)

                         K N Energy, Inc.

                   1994 EXECUTIVE INCENTIVE PLAN

                          January 1, 1994



  I. PLAN PURPOSE - To enhance K N's ability to achieve stated goals through at risk compensation that is contingent on accomplishment of primary corporate and division/personal objectives and subject to the absolute discretion of the Compensation Committee of the Board of Directors.


 II. PLAN ADMINISTRATION
     A.   The Plan shall be administered by the Compensation
          Committee of the Board of Directors appointed from among its own number (hereafter called the "Committee").
          Membership of the Committee is governed by Board provisions. No member of the Committee shall be eligible for Plan participation while serving upon the Committee.

     B. The Committee shall have full power to construe and interpret this Plan, and to establish and amend rules for its administration. Similarly the determination of officers who may participate under the Plan, and the amount of awards to such participants shall rest in the absolute discretion of the Committee. This Plan is administered for non-officer participants by the Management Committee.

     C. This Plan is administered without regard to race, color, religion, sex, national origin, age, disability, Vietnam Era Veteran, disabled veteran status, or citizenship status.


III. PARTICIPATION
     A. Prior to January 31, 1994, the Committee designates officer participants for the next year. The Management
          Committee designates non-officer participants.
          Participation in one year will not guarantee participation in following years.

     B. Participants will be assigned to level of eligibility, based on degree of responsibility for corporate-wide results.

          Level I:    Responsible for K N-wide results

          Level II:   Responsible for multiple major segments

          Level III:  Responsible for major segment(s) within K N
                      and selected key contributors

          Level IV:   Responsible for important segment(s) within
                      K N and selected key contributors


 IV. BASIS OF AWARDS
     A. Awards are to be based on a combination of corporate and division/personal goals and the extent to which superior personal performance contributed to goal achievement. The mix between such goals will depend on participant level.

          Level I: 90% corporate and 10% division/personal (100% corporate for the C.E.O.).

          Level II:   Vary by participant with a minimum 50%
                      corporate and 20% division/personal. The mix will be determined at the beginning of a Plan year and should consider the relative impact such participant has on a specific business segment versus the corporate results.

          Level III:  Vary by participant with a minimum 50%
                      corporate and 30% division/personal. The mix will be determined at the beginning of a Plan year and should consider the relative impact such participant has on a specific business segment/key contribution area versus the corporate results.

          Level IV:   Vary by participant with a minimum 50%
                      corporate and 40% division/personal. The mix will be determined at the beginning of a Plan year and should consider the relative impact such participant has on a specific business segment versus the corporate results.

     B. Specific target objectives will be established each year for corporate performance and for division/personal performance.

          1. Up to four corporate objectives may be established to focus on attainment of primary goals.

          2. Up to four division/personal objectives may be established and assigned appropriate weightings.

          3. Prior to the start of each Plan year threshold, target and optimum performance levels will be defined for each objective. Particular emphasis will be placed on performance oriented objectives, financial measures, cost control measures and other measures linked to strategic objectives designed to improve existing performance, management effectiveness, productivity, safety, cost control, service levels and efficiencies to clearly benefit customers and thereby shareholders.

          4. When individual performance objectives and annual financial results are available following the conclusion of each year, the Compensation Committee shall review the performance relative to all objectives of Level I participants (Management Committee reviews all other participants) and rate the level of contribution as follows:

          Performance
          Level            Guideline Definition
          __________       ____________________________

          Maximum          Superior results produced -
                           significantly above target.

          Target           Overall results fully meet desired
                           level of performance, which
                           represented a "stretch" for the
                           participant.

          Threshold        Overall results fall somewhat short
                           of Target performance in the absence
                           of any significant external business
                           conditions.

          Minimum          Unacceptable progress toward achieving
                           performance objectives.

     C.   Corporate Goals for 1994
          1. Primary objective is net operating income per share from continuing operations and excluding extraordinary items:
                                     1994
                                     ____
                 Threshold      =    1.53    ( 90%)
                 Target (budget)=    1.70    (100%)
                 Maximum        =    1.79    (105%)

          2.   Consolidated Return on Beginning Equity:
                                     1994
                                     ____
                 Threshold      =    11.6%
                 Target (budget)=    12.9%
                 Maximum        =    13.5%

          3. Successfully implement the Gas Information Management System including cross-functional team processes in Douglas and Wattenberg. Significantly improve the quality, timeliness and value of the order fulfillment process. Significantly reduce non-value added activities/assets.

          4. Maximize profitability and strategic synergies in recent acquisitions. Emphasize marketing in regulated and non-regulated operations.
               Successfully implement shared services within the corporate center.

          5. Achieve the objectives consistent with our Corporate Values without compromising employee or public safety, or the investments that will serve as the foundation for future growth.

  V. SIZE OF INCENTIVE PAYMENTS
     A. The corporate incentive and the division/personal incentive are entirely separate and not contingent on the performance level of the other. However, each is reviewed based on the extent to which superior personal performance contributed to goal achievement.

     B. The 1994 incentive targets, expressed as a percent of the participant's 1994 salary range midpoint are:

                      Level I   Level II     Level III   Level IV
                      ___________________________________________
          Threshold      10%       10%          10%          5%
          Target         25%       20%          15%         10%
          Maximum        40%       30%          20%         15%

          These targets require adjustment to reflect the appropriate corporate and division/personal allocation;
          for instance, a Level II participant with a 50% corporate and 50% division/personal goal allocation would have incentive potential of:

                                       Division/
                      Corporate         Personal       Combined
                      _________________________________________
          Threshold        5%               5%            10%
          Target          10%              10%            20%
          Maximum         15%              15%            30%

     C. Incentive amounts may be prorated based on performance between the stated Threshold, Target and Maximum levels. No payment will be made for performance below the Threshold level.



 VI. DISCRETIONARY AWARDS - In addition to the incentive award established above, the Committee, in its sole discretion, may grant an additional award to any or all participants to recognize exceptional contribution not anticipated at the time the annual objectives were developed. The amount of this award would not exceed 10% of the salary grade midpoint of the participant receiving the award.


VII. TIMING OF PAYMENTS
     A. At risk, contingent compensation will be paid, in cash, as soon as practical after individual performance has been reviewed and fiscal results are available following the end of the year to participants who are active employees as of the last day of the year. Payments will be prorated for participants who become totally disabled or retire during the year, based on the portion of the year that they were active employees. Incentive payments will be paid to the estate of a deceased participant.

     B. Participants may elect, before the beginning of a year, to defer all or a portion of their awards earned, if any. Amounts deferred shall accrue interest at a rate to be determined at the time the deferral is designated.
          Participants electing to defer will be unsecured creditors of K N, with respect to such deferrals.


VIII.  PLAN EFFECTIVE DATE
     A. The Plan shall be effective for 1994 if ratified by the Board of directors prior to January 31, 1994.

     B. The Plan shall remain in effect for 1994, subject to modifications by the Board.


 IX. OTHER ITEMS
     A. Not a Contract of Employment. This Plan shall not be deemed to constitute a contract of employment, nor shall any provision hereof restrict the right of K N Energy, Inc. (or its subsidiaries) to discharge a participant(s) at will.

     B. Controlling Law. This Plan and its provisions shall be governed by, and construed in accordance with, the Laws of the State of Colorado.

     C. Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

     D. Unfunded obligation. The obligation to pay amounts under this Plan is an unfunded obligation of K N Energy, Inc. (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of K N Energy, Inc. (including its subsidiaries).

     E. Non-Alienation. Participant(s) shall not have any right to pledge, hypothecate, anticipate or assign this Plan or the rights hereunder, except by will or the laws of descent and distribution.

     F. Severability. Any provision in this Plan that is prohibited or unenforceable in any jurisdiction under applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.